INDEPENDENT REVIEW

OF THE

RIO CHUBUT URANIUM PROJECT CHUBUT PROVINCE, ARGENTINA

FOR

LAKEFIELD VENTURES, INC.

Reno, Nevada, USA

September 23, 2005

	LAKEFIELD VENTURES, INC.			RIO CHUBUT URANIUM PROJECT, CHUBUT PROVINCE, ARGENTINA

18	CONCLUSIONS			12
19	RECOMMENDATIONS			12
20	REFERENCES			14
21	CERTIFICATE OF QUALIFICATIONS AND DECLARATION			15

			LIST OF TABLES
	Table 1		List of Cateos (Exploration Permits)
	Table 2		Table of Formations
	Table 3		Rio Chubut Uranium Project Budget

			LIST OF FIGURES
	Figure	1	Project Location, Chubut Province, Argentina
	Figure	2	Location of Cateos (Exploration Permits)
	Figure	3	Regional Geology
	Figure	4	Simplified Regional Geology
	Figure	5	Geological Cross-Section of Cerro Solo Uranium Deposit

The Cerro Solo deposit is a sandstone-type U-Mo deposit with mineralized layers distributed in fluvial conglomeratic sandstone of the Cretaceous Chubut Group lying 50 to 130 metres (“m”) below surface.

Fluvial channel ways within the Chubut Group rocks have been recognized as particularly favourable hosts for uranium mineralization from which some small-scale production has been derived. Uranium occurrences also occur in volcaniclastic tuffs of the Chubut Group. CNEA estimates that the Chubut Group rocks are distributed over an area of 170,000 square kilometres (“km2”) with airborne radiometric data identifying over 2,300 uranium anomalies within them (CNEA, 1997). Due to excessive focusing on the evaluation of the Cerro Solo deposit, ensuing financial constraints, and a morbid global uranium market, CNEA has assessed few of these airborne anomalies.

International, by way of an agreement with the Argentine mineral resource company United Energy Metals S.A. (“United Energy”), has acquired a strategic property position adjacent to and along strike of both ends of the fluvial channel which hosts the Cerro Solo deposit as well as two past producing uranium mines. Several other smaller exploration properties have also been acquired to secure selected targets of interest.

The property grouping warrants exploration and the recommended work program includes:

 Acquisition and interpretation of existing airborne radiometric and magnetic data.

 Validate anomalies on the Properties and/or target additional anomalies for acquisition based upon the interpretation of the geophysical airborne data.

 Verify locations of known and interpreted radiometric anomalies and evaluate by mapping, geophysical surveying, trenching, and drilling with gamma logging.

The estimated cost to undertake the recommended work program is US$300,000.

Note: All currency values in this report are quoted in US dollars unless otherwise indicated.

2 INTRODUCTION

The Company commissioned the author to undertake a review of the Rio Chubut Uranium Project, consisting of several exploration permits (the “Properties”), located in central Chubut Province in southern Argentina, evaluate the Properties’ mineral potential for uranium, and prepare an independent appraisal report.

The study is a combined historical document and data review as well as a report on direct observations made during a two-day field visit in June 2005. The Company has performed no exploration on the Properties.

The author has depended heavily upon historical reports, maps, and compiled digital data furnished by International, government issued literature, and third party documents in the public domain in the preparation of this report. Those sources utilized are cited within Section 20 as well as within the body of this report.

3	DISCLAIMER
	The author has vetted neither the legal standing of the Properties described herein nor their
	ownership status.

4	PROPERTY AND LOCATION

4.1	Property Description
	Figure 1 depicts the location of the Rio Chubut Uranium Project in Chubut Province,
	Argentina with the project group being centred at:

		Property Group		Latitude	Longitude	Aggregate Area
				Centeroid	Centeroid	(hectares)

		Rio Chubut Project		43 45’ S	68 00’ W		170,000

	International Mineral Resources, Ltd., a company domiciled in the Turk and Caicos
	Islands, has acquired the Properties by way of an agreement with United Energy Metals
	S.A., an Argentine company domiciled in Ciudad Mendoza, Province of Mendoza,
	Argentina. International is passing a 99.8% stake in United Energy to the Company by
	share purchase agreement.			Terms of the agreement between the Company and
	International as well as the agreement between International and United Energy are
	outlined in Section 4.2 below.

Table 1:
Rio Chubut Uranium Project
List of Cateos

		Cerro Solo Group				Eastern Cateos

UE No Cateo No			Recording	Area	UE No Cateo No Recording			Area
			Date	(ha)			Date	(ha)

	1	14.548	April 12, 2005	7,889	29	14.601	May 5, 2005	9,981
	2	14.549	April 12, 2005	9,982	30	14.602	May 5, 2005	9,979
	3	14.550	April 12, 2005	7,893	33	14.603	May 5, 2005	9,979
	4	14.551	April 12, 2005	9,614	37	14.604	May 5, 2005	9,976
	27	14.552	April 12, 2005	7,086	34	14.605	May 5, 2005	9,979
	28	14.553	April 12, 2005	9,961
	5	14.594	May 5, 2005	9,123
	7	14.595	May 5, 2005	10,106
	10	14.596	May 5, 2005	9,982
	13	14.597	May 5, 2005	9,931
	14	14.598	May 5, 2005	8,732
	16	14.599	May 5, 2005	9,982
	18	14.600	May 5, 2005	9,981

			Total Area	120,263				49,893

N
San Carlos De Bariloche
Ingeniero Jacobacci
Esquel
Cerro Solo
Uranium Deposit
Paso
de
Los Indios
NR
25
Las
Plumas
Trelew
Puerto Madry
Rawson
Atlantic
Ocean
Sarmiento
Comodoro Rivadav
Perito Moreno
Las Heras
-70 °
-65 °
-45 °
Lakefield Property
Cateo
Uranium Deposit
Deposit
Brian Cole Geological Services
Lakefield Ventures, Inc.
Rio Chubut Uranium Project
Chubut Province, Argentina
PROJECT LOCATION
Date: 2/6/2005
Author: B. Cole
Office:
Drawing:
Scale: 1:2500000
Projection: Longitude / Latitude (WGS 84)
0
kilometres
100

Figure 1

Cateo
Untied Energy No
Uranium Deposit
(approximate location)
Deposit
LOS ADOBES
CERRO SOLO
CERRO CONDOR
Decommissioned Uranium
Processing Facility
Rio Chubut
Las Plumas
Paso de Los Indios
NR 25
14
7
10
1
2
3
27
4
28
5
16
18
13
29
30
34
33
37
-43°
-44°
-69°
-68°
-67°
Brian Cole Geological Services
Lakefield Ventures, Inc.
Rio Chubut Uranium Project
Cubut Province, Argentina
CATEO LOCATION
Date:30/6/2005
Author: B. Cole
Office:
Drawing:
Scale: 1:1000000
Projection: Longitude / Latitude (WGS 84)
0
12.5
25
50
kilometres

Figure 2

Exploration permit (“cateo”) distribution is illustrated in Figure 2 and cateo particulars are listed in Table 1. The project locale encompasses a rectangular area approximately
160km by 195km. On the west side lays a contiguous block of 13 cateos covering an aggregate area of approximately 120,000ha. The long axis of the grouping trends north-
northeast (“NNE”) and is 74km long by an average 20km wide. The central embayment plunging into the group from the east that almost bisects the property block is occupied by the Cerro Solo deposit property controlled by CNEA. The old Los Adobes Mine is located 4km NNE of the Cerro Solo deposit. A 72ha rectangular reservation surrounds the mine. Cateo No. 14.500 (United Energy No. 3) envelops this reservation, which is also bisected by the main road. Five additional widely separated cateos lie on the east side of the project area. These are nearly 10,000ha in size each.
According to the Argentine Mining Act, the level of cateo filing fees and extent of tenure are contingent upon permit size. Cateos have multi-year tenures before attracting additional governmental maintenance costs. For instance, a 10,000ha cateo attracts no further maintenance fees for 1,100 days (3 years). At that point in time, the property size must be reduced by at least one half and a mining licence applied for. Further exploration, feasibility work, and eventually exploitation, pending regulatory approval, can be carried out under a mining licence.
The cateos are “paper staked” with no signifying demarcation monuments being erected. Hence, cateo boundaries have not been surveyed.
There are no known environmental liabilities inherent to the Properties although a decommissioned uranium processing facility is located within the southern portion of
Cateo No. 14.599 (United Energy No. 16), near the intersection of the main road and the
Rio Chubut (Figure 2).
Permitting prior to the commencement of exploration activities must be obtained from the governing entity responsible for the environment. Upon the cessation of exploration activities, remedial action is required to reduce the effects of any physical disturbance made during the course of the work program. The Company will be applying for these permits.
Mineral rights supercede surface rights in Argentina although mineral explorers must obtain ingress approval from surface owners prior to performing any work and pay compensation for any damage. A dispute resolution system is in place under the
Argentine Mining Act.
According	to	Argentina’s	Investor’s	Guide	website
(http://www.hvra.com.ar/enminoil.htm), foreign investments in Argentina are welcome in the mining business, including the nuclear minerals. Ratification by Congress of the legislation to lift the state-owned company monopoly of nuclear resources is forthcoming. CNEA, formerly the only entity vested with the power to explore and exploit nuclear minerals, has been earmarked for privatization. The Argentine government offers various tax and tariff incentives to attract foreign mining investment. Minimal royalties are payable to the Provincial Government. Environmental impact study requirements are of international standards. Rigorous environment controls have been put in place for the safe handling of radioactive materials (Section M, 2003) over which the Autoridad Regulatoria Nuclear (“ARN”) has jurisdiction.

4.2 Terms of Acquisition

4.2.1 International – United Energy Agreement

International has gained control of the Properties by acquiring a 99.8% interest in United Energy. In exchange for the interest, International has waived a debt owed to it by United Energy.

4.2.2 Lakefield Ventures - International Share Purchase Agreement

The Company has entered into a share purchase agreement with International whereby it will acquire a 99.8% share interest in United Energy in exchange for a cash disbursement of US$50,000 and 8 million shares of the Company being paid and issued to International respectively. International will also retain a 5% Net Smelter Returns (“NSR”) royalty interest in uranium and all other minerals. The Company has the option of purchasing a 2% NSR royalty interest for US$4 million at any time.

5 ACCESS, INFRASTRUCTURE, PHYSIOGRAPHY, AND CLIMATE

The centre of the project area lays 270km west of the provincial capital of Rawson (population 30,000), a small port city at the mouth of the Rio Chubut (Figure 1). The regional airport serving Rawson is located in the nearby town of Trelew. National Road 25 (“NR 25”), a paved road in sound condition, extends west from Rawson and bisects the project area. A network of aggregate and dirt roads in good condition branch off NR 25 and either cut or touch upon any particular cateo, facilitating reasonable access in most cases (Figure 2). The towns of Paso de Los Indios (population ~1,000) and Las Plumas (population ~500), located along NR 25, bracket the project area to the west and east respectively. A small hotel and restaurant exists in Paso de Los Indios.

Relief in the project area is low with elevation ranging between 200m and 650m above sea level. Vegetation consists of low shrubs and related brush and grasses. Climate is semi-arid and average annual temperature varies from 6 C to 14 C whereas absolute minimum and maximum temperatures range from –20 C to 40 C respectively (Fernández and Busso, 199?). Although heavy snowfalls can occur, roads stay open most of the year.

The large contiguous Cerro Solo cateo grouping is cut by the Rio Chubut at its southern end. Although the Rio Chubut is wide (>50m) in the project area, it is generally shallow. The Rio Chubut flows east and eventually spills into the Atlantic Ocean at Rawson.

The primary industry of the area is sheep ranching with related textile production based in Trelew and Rawson. The ranches (estancias) cover sweeping tracts of ground and are very thinly inhabited by caretakers.

A seasonal dirt airstrip of approximately 800m length is located 1.7km north of the Cerro Solo deposit and remains clear of vegetation. Minimal work would be required to reactivate the strip.

The Properties are large enough to support mining and milling operations.

6 PROPERTY AND AREA HISTORY

All work in the past has been conducted under the auspices of governmental agencies. The project area has undergone cursory prospecting.

The general area has been recognized for uranium potential since the 1960’s, with two small producers, the Los Adobes and the Cerro Cóndor mines, being worked in the 1970’s. The Cerro Solo deposit was discovered by CNEA in 1979 while searching for blind extensions of the outcropping mineralization at the Los Adobes Mine (CNEA, 1997). See Section 15 for a more detailed description of the Cerro Solo deposit.

An airborne radiometric and magnetic survey was flown over the San Jorge Basin in the late 1970’s. A total of 2,372 uranium anomalies were detected within a 170,000 km2 survey area (CNEA, 1997).

Little is known of any past exploration work on the actual catoes that form this property assemblage.

7 GEOLOGICAL SETTING

The following account is summarized primarily from CNEA (1997):

7.1 Regional Geology

Regional Geology is depicted in Figure 3. A Table of Formations is presented in Table 2. The San Jorge Gulf Basin dominates the central and northeast portions of the Provinces of Chubut and Santa Cruz respectively. The basin is predominantly comprised of rocks of the Chubut Group. These are Cretaceous Period fluvial and pyroclastic sediments overlying a Jurassic Period basement composed of basalt and andesite volcanic rocks with lesser volcaniclastic and sedimentary rocks (Lonco Trapial Formation). The source of the Cretaceous Chubut Group is Jurassic rhyolitic volcanic rocks of the Marifil Formation that cover the eastern portions of Chubut and Rio Negro Provinces. These acid rocks are the probable uranium source for deposits in the Chubut Group rocks (CNEA, 1997). Pockets of Triassic Period mafic volcanics overlie the Jurassic and Cretaceous rocks.

Quaternary alluvials and Pliocence glacial deposits can overlie all rock types.

Some large-scale Cretaceous Period granitic intrusives occur along the western edge of Chubut Province and border with Chile.

Cretaceous Granitic Intrusives
Cretaceous Chubut Group
-70°
Rio Negro Province
Tretiary Volcanics
Jurassic Volcanics
Lakefield Property
Cateo
Fault
Fault
N
Esquel
Puerto Madryn
Trelew
Rawson
Quaternary Alluvium
Glacial Gravels
Atlantic Ocean
Chile
-45°
Quaternary Gravels
Sarmiento
Comodoro Rivadavia
-70°
Santa Cruz Province
Tretiary Volcanics
Geology from:
Mapa Geologico de la Provincia del Chubut
Escala 1:750,000 Edicion 1995
Brian Cole Geological Services
Lakefield Ventures, Inc.
Rio Chubut Uranium Project
Chubut Province, Argentina
REGIONAL GEOLOGY
Date:17/7/2005
Author: B. Cole
Office:
Drawing:
Scale: 1:2500000
Projection: Longitude / Latitude (WGS 84)
25 0 25 50
kilometres

Figure 3

Property Cateos
Cateo
Uranium Deposit
Approximate
Uranium Occurences
by Rock Host Type
Caliche
Sandstone
Volcaniclastic
Basin Limit
Interpreted
Infered
Chubut Grp Simplified Geolog
Low Fluvial Regime
Cretaceous Tuff
High Fluvial Regime
N
-70°
-45°
Co. BAYO
EL MIRASOL NORTE
CUENCA
Co. SOLO
Co. CONDOR
EL MIRASOL SUR
CHACAY CURA
LAGUNA COLORADA
EA LA MADRESELVA
Inferior Fluvial
LA POTRANCA
SA DEL GUANACO
LAGO SECO
Superior Fluvial
SA CUADRADA NORTE
SA CUADRADA
Co TACHO
CDON GATO-KRUGER
Volcaniclastic Tuff
Brian Cole Geological Services
Lakefield Ventures, Inc.
Rio Chubut Uranium Project
Cubut Province, Argentina
SIMPLIFIED
REGIONAL GEOLOGY
Date: 2/6/2005
Author: B. Cole
Office:
Drawing:
Scale: 1:2500000
Projection: Longitude / Latitude (WGS 84)
0
kilometres
100

Figure 4

modified after CNEA (1997)

Mapped and interpreted faults occur principally in Jurassic through Tertiary age rocks. A single conjugate fault set is recognizable, trending northeast-southwest and northwest-southeast. The effect of folding was minimal so most strata are flat lying to sub-horizontal.

7.2 Local Geology

Volcanic tuffs of the Cretaceous Cerro Barcino formation underlie most of the project area (Figure 4). These tuffs tend to thinly cover much of the underlying fluvial derived rocks deposited in broad braided channel environments. The two fluvial areas depicted on Figure 4 describe the overall extent braided channels have been found to occur. On average, individual braided streams have a propensity to form sandstone bodies that are metres thick and tens to hundreds of metres across (Bridge et al., 2000). To date the better uranium deposits have been discovered in sedimentary rocks deposited by braided, high-energy fluvial processes. This includes the Los Adobes Formation in the Cerro Solo area, and the Arroyo del Pajarito member in particular. This member is up to 150m thick within the Cerro Solo deposit. Mineralization can also occur in volcanic tuffs of the Cerro Barcino formation and in surface soils with a caliche association. Caliche is desert soil formed by the near surface crystallization of calcite and/or other soluble minerals by upward-moving solutions.

The occurrence of outcroppings within the cateos visited was sparse during the course of the site visit.

Faulting at Cerro Solo predominantly strikes northwest and dips eastwards. Most displacement is lateral with a lesser vertical component. However, interaction with the northeast trending conjugate member of the fault set produces a shearing effect.

8 DEPOSIT MODEL

The following model description is summarized after Tilsley (1988):

The applicable model for the project area is the channel-type variation of the broader sandstone-hosted category. Sandstone-hosted ores are the most important source of uranium in the Untied States, over 300,000 tonnes of U3O8. Significant deposits of this type are also known to occur in Japan, Australia, Africa, and of course Argentina. The geometry of these deposits is variable depending on the amount of sedimentary and hydrological controls. In the channel-type variation, uranium concentrations are hosted within paleo-channels filled by more permeable sandstone and/or conglomerate deposited by high-energy fluvial regimes.

Most of the uranium now concentrated in sandstones probably originated in source areas topographically higher than the sediments at the time of ore formation. Uranium is potentially derived by weathering from acid igneous rocks, pyroclastic rocks, and lavas from this higher ground. In many situations, tuffaceous components of the host rocks are believed to have provided much of the metal.

After release by weathering, metal is carried in solution in surface and ground waters into and within the sediments along aquifers that may extend to great depth below the erosion surface.

The concentration mechanism is the same in all cases. Oxidizing solutions carrying dissolved uranium as the uranyl (U6+) carbonate complex enters a reducing environment where U4+ ion is the dominant and uraninite (UO2) is precipitated. Deposition of uraninite occurs at the so-called oxidation/reduction (“redox”) front. The most visibly obvious redox front is that of iron, since the reduced minerals are grey-green and the oxidized minerals are reddish-brown. The uranyl complex is reduced and precipitated from solution at an Eh close to that of the Fe2+/Fe3+ boundary, so it is visibly associated with the iron redox front. Other elements, such as vanadium, selenium, and molybdenum, that may be associated with the uranium, form minerals that have redox boundaries slightly displaced from those of uranium and iron, either in front or behind.

The redox boundaries migrate within the sandstone at a velocity which is a function of the rate at which free oxygen is supplied to the system by ground water and the oxygen-demand of the sediments through which the ground water flows. Organic carbon and ferrous iron are the primary oxygen demanding agents in the system, whose presence would slow migration. The rate at which redox fronts move in sediments is relatively slow, but in terms of geologic time, these fronts are transient (~1m per 10,000 years).

9 MINERALIZATION

Although some of the properties were acquired on the basis of uranium occurrence locations plotted on a CNEA map, the type and quality of this mineralization are not known. However mineralization at the Cerro Solo deposit is associated with fluvial member rocks of 90m to 150m thicknesses. Here mineralization occurs within the Arroyo del Pajarito member of the Los Adobes formation in two sections: a basal mesosilicious section and an overlying acid section. Dacitic and trachitic porphyritic volcanics and tuffs comprise the lower mesosilicious section while the overlying acid section is composed of rhyolitic volcanic clasts (tuffs, ignimbrites, and porphyritic volcanics) (Figure 5).

Mineralization is hosted in stratabound, horizontal to sub-horizontal, tabular bodies. Faulting has caused minor displacements.

Uranium mineralization is hosted in the base of the acid section only. The mesosilicious section is generally barren. Rocks hosting uranium mineralization exist in a reduced chemical environment with abundant organic material, exhibit generally higher paleo-permeability, contain sulphide minerals, as well as contain relatively higher abundances of carbonates occurring as fracture-filling cement.

Uranium minerals in order of abundance are uraninite and coffinite. Molybdenum occurs in the form of jordisite and ilsemannite in close association with uranium and organic material. Some anomalous values of renium also occur in association with molybdenum.

10 EXPLORATION

The Company has performed no exploration on the Properties. The Properties were selected and acquired either on the basis of being along strike of the Cerro Solo and other deposits or hosting a known uranium occurrence plotted on a map within the public domain (CNEA, 1997).

11 DRILLING

None of the Properties have known to be drill tested.

12 SAMPLING METHOD AND APPROACH

No known samples have been taken from the Properties.

13 SAMPLING PREPARATION, ANALYSIS, AND SECURITY

No known samples have been taken from the Properties.

14 DATA VERIFICATION

Exploration Shaft at Cerro Solo

The site visit consisted of a drive-through of the majority of the Company's Cerro Solo property grouping as well as a stop at the Cerro Solo deposit. A drive-through of the northeastern most cateo, United Energy No. 29, was made as well.

The site visit confirmed the existence of fluvial conglomeritic sandstone in the Cerro Solo deposit area, the preferred host rock. Outcroppings were poorly exposed elsewhere. Inspection of the Cerro Solo deposit site revealed signs of extensive drill activity as well as proved a single exploration shaft in proximity to an abandoned and partially vandalized core logging facility. Yellow uranium oxidation staining was viewed on some discarded core. Evidence of the iron redox front was also observed in boulders strewn about.

15 ADJACENT PROPERTY

The following account is summarized primarily from CNEA (1997):

The past producing uranium mines of Los Adobes and the Cerro Cóndor are situated north and southwest of the Cerro Solo deposit respectively. As previously mentioned, the Cerro Solo deposit was discovered by CNEA in 1979 while searching for blind extensions of the outcropping mineralization at the Los Adobes Mine.

At Cerro Solo, uranium mineralization has been found to occur over approximately 320ha, but only 90ha were selected for economic feasibility evaluation. A total of 410 holes were drilled on a combination of 50m x 50m, 50m x 25m, and 25m x 25m grids. An additional 200 holes were drilled on a wider grid to test for outlier mineralization. A total of 72,300m have been drilled on the property, with 47,800m of that being drilled to evaluate the Cerro Solo deposit.

Nuclear Assurance Corporation International (USA) carried out a preliminary feasibility study in 1997. Estimated resources are restricted to two primary sectors covering 86ha. Eight mineralized bodies have been identified within these two sectors, with one body hosting 50% of the resource at 70m of depth. Average tenor of all bodies is 0.3% to 0.5% U and 0.2% Mo. A “recoverable resource” of 4,600 tonnes (2,600 Indicated and 2,000 Inferred) has been estimated. Uranium tenor was primarily determined by the gamma logging method. Extent of the chemical analysis for both U and Mo is not known. Both open pit and underground mining methods were envisioned along with a minimum mining width of 2.5m. Limited metallurgical testing indicated greater than 95% and 55% recovery for U and Mo by conventional treatment methods respectively.

As previously indicated, the terminology of this resource is not fully defined so it cannot be relied upon. Also, the occurrence of this resource at Cerro Solo does not conclusively infer equal or better resources will be found elsewhere, although the project area does exhibit an attractive foundation upon which to base further exploration.

16 MINERAL PROCESSING AND METALLURGICAL TESTING

No known metallurgical testing has been performed on samples from the Properties.

17 MINERAL RESOURCE ESTIMATES

No known mineral resources have been determined for the Properties.

18 CONCLUSIONS

This independent review has achieved its objects and established that:

1. The historical data, albeit limited, forms a reasonable foundation upon which to base additional exploration. The entire project area appears to be under explored.

2. The geological environment present is conducive to channel-type sandstone hosted uranium deposits.

3. The property position along strike of the Cerro Solo deposit is particularly commanding.

19 RECOMMENDATIONS

Recommended work includes the following:

1. Acquisition and interpretation of existing airborne radiometric and magnetic data.

2. Validate anomalies on the Properties and/or target additional anomalies for acquisition based upon the interpretation of the geophysical airborne data.

3. Verify ground locations of known and interpreted radiometric anomalies and evaluate by mapping, geophysical surveying, trenching, and reverse circulation drilling with gamma logging as an initial phase of a regional exploration program with the potential for a multi-year life span.

Work to accomplish the above recommendations for a period of one year is estimated to cost approximately US$300,000. The particulars of the budget are outlined in Table 3 below.

The author judges the above listed recommendations are justified for the stage and apparent potential of the Properties. The author also deems the budgetary estimates are in line for the proposed stage of the project development as well as the project's geographic location.

PROFESSIONAL GEOSCIENTIST
BRIAN L. COLE
PRACTISING MEMBER
0165
ONTARIO

Respectively submitted,

Brian Cole P.Geo (HBSc Geology)
Consulting Geologist

September 23, 2005

Table 3:

Rio Chubut Uranium Project Budget	
Description	*US$*
Airborne Radiometric & Magnetic Data Acquisition and Interpretation	$35,000
Mapping and Radiometric Prospecting	$50,000
Technical Consulting	$36,000
Airfares and related Travel Expenses	$20,000
RC Drilling with Gamma Logging (2,000m @ $50/m)	$100,000
Drill Support and Camp	$44,000
Administration	$15,000
One-year budget duration.	US$300,000

BRIAN COLE P.GEO. Page 13

20 REFERENCES

Bridge, JS, Jalfin, GA, and Georgieff, SM (2000)

Geometry, Lithofacies, and Spatial Distribution of Cretaceous Fluvial Sandstone Bodies, Argentina: Outcrop Analog for the Hydro-Bearing Chubut Group; in Journal of Sedimentary Research; March 2000; v. 70; no. 2; p. 341-359.

CNEA (1997)

Cerro Solo, Paso de Los Indios, Provincia del Chubut, República Agentina, An Uranium Exploration – Production Project in Patagonia: a report prepared by the Comisión National de Energía Atómica of Argentina. 17p.

Fernández, OV and Busso, CA (199?)

Arid and Semi-Arid Rangelands: Two Thirds of Argentina; RALA Report No. 200, CERZOS and Departamento de Argentina, Universidad Nacional del Sur, 8000 Bahia Blanca, Argentina. 20p.

Section M (2003)

Joint Convention on the Safety of Spent Fuel Management and on the Safety of Radioactive Waste Management; National Report, Section M, Republic of Argentina. 36p.

Tilsley, JE (1988)

Genetic Considerations Relating to Some Uranium Ore Deposits; in Ore Deposit Models, Geoscience Canada, Reprint Series 3: ed. RG Roberts and PA Sheahan, p. 91-102.

World Energy Council (2001)

Survey of Energy Resources 2001; paper by the World Energy Council. 25p.

21 Certificate of Qualifications and Declaration

I, Brian Leslie Cole, P.Geo., do hereby certify that:

1. I currently reside at 51275 Wilson Line, Springfield, Ontario, N0L 2J0, Canada.
2. I am a graduate of Lakehead University, Thunder Bay, Ontario, with an Honours Bachelor of Science degree – Geology, completed 1978.
3. I have worked as a geologist for a total of 27 years since my graduation, both domestically and internationally.
4. I am a Practising Member in good standing with the Association of Professional Geoscientists of Ontario, (APGO member #0165), and a core member of the Prospectors and Developers Association of Canada.
5. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101), and past relevant work experience, I fulfill the requirements of a "qualified person" for the purposes of NI 43-101.
6. I am responsible for all sections of the technical report titled **"Independent Review of the Rio Chubut Uranium Project, Chubut Province, Argentina"** and dated September 23, 2005 (the "Technical Report") relating to the Rio Chubut Uranium Project in Argentina. I visited the aforementioned project area on June 24 and 25, 2005 for a total of two days.
7. I have not had prior involvement with the property that is the subject of the Technical Report.
8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.
9. I am independent of the issuer applying all of the tests in section 1.5 of NI 43-101.
10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.
11. I consent to the filing of the Technical Report by **Lakefield Ventures, Inc.** with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electron publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 23rd day of September, 2005

Brian Cole *P.Geo*

PROFESSIONAL GEOSCIENTIST
BRIAN L. COLE
PRACTISING MEMBER
0165
ONTARIO

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